Financial                                     400 Oyster Point Blvd., Suite 435
C O N T E N T                                 South San Francisco, CA  94080
                                              Telephone: 650-837-9850
December 14, 2005                             Facsimile: 650-745-2677


Securities and Exchange Commission          BY FACSIMILE
Division of Corporate Finance               TOTAL NO. OF PAGES: 1
Washington, D.C. 20549                      FAX NO.: 1-202-772-9205
Attn: Robert Carroll                        CONFIRMATION BY EDGAR

         Re:      FinancialContent, Inc.
                  Form 10KSB for Fiscal Year Ended June 30, 2005
                  Filed October 4, 2005

Dear Mr. Carroll:

I write to confirm our telephone conversation yesterday wherein you graciously agreed to extend to December 22, 2005 for us to amend our filing and respond to your comments in the abovereferenced matter.

Very truly yours,

/s/ Dave Neville
----------------
Dave Neville
Genaral Counsel
FinancialContent, Inc.